CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus Supplement of HarborView Mortgage Loan Trust 2005-9 Mortgage Loan Pass- Through Certificates, Series 2005-9 comprising part of the Registration Statement (No. 333-121661) of our report dated March 11, 2005 relating to the financial statements of XL Capital Assurance Inc., which appear as Exhibit 99.1 in XL Capital Ltd’s Annual Report on Form 10-K for the year ended December 31, 2004.  We also consent to the reference to our Firm under the heading “Experts” in such Prospectus Supplement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

August 22, 2005